ESCROW AGREEMENT

ESCROW AGREEMENT, dated April 14, 2006, among Ortec International, Inc., ORTN Acquisition Corp., Hapto Biotech, Inc., and Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP (the “Escrow Agent”), Raphael Hofstein, as well as certain Shareholders and Option Holders of Hapto Biotech, Inc.

R E C I T A L

A.       All of the parties to this Agreement except the Escrow Agent, and some or all of the Shareholders and Option Holders of Hapto Biotech, Inc. who are listed on Schedule 4.1 hereto (the “Shareholders and Option Holders”), are parties to an agreement among them also dated April 14, 2006, for the Merger of Hapto with and into Acquisition Corporation (the “Merger Agreement”). This Escrow Agreement is entered into pursuant to the provisions of Section 4.3 of the Merger Agreement. All of the Shareholders and Option Holders are, pursuant to the provisions of such Section 4.3 of the Merger Agreement, bound by the terms of this Escrow Agreement and are entitled to the rights described herein, whether or not they have executed this Agreement.

B.       Capitalized terms used herein but not defined herein have the meanings ascribed to them in the Merger Agreement.

A G R E E M E N T

1.          Establishment of the Escrow. Simultaneously with the execution and delivery of this Escrow Agreement there is being deposited with the Escrow Agent certificates in the name of the Escrow Agent evidencing ownership of an aggregate of 6,172,000 Ortec Shares (the “Escrowed Shares”). The Escrowed Shares deposited with the Escrow Agent is the total number of Ortec Shares required to be deposited in escrow pursuant to the terms of the Merger Agreement. Schedule 4.1 to the Merger Agreement sets forth the number of the Escrowed Shares that would have otherwise been delivered to each of the Shareholders and Option Holders pursuant to the terms of the Merger Agreement if such Escrowed Shares had not been required, by the terms of the Merger Agreement, to be deposited in escrow. Each Shareholder and Option Holder is hereafter referred to as the “Beneficial Owner” of the number of Ortec Shares that would have been delivered to it but instead are placed in escrow.

2.1           Assertion of Claims. Any claim asserted by Acquisition Corporation or Ortec against Hapto, the Shareholders and/or the Option Holders based on any Claims against Acquisition Corporation or Ortec, or for any other Adverse Consequences which Ortec or Acquisition Corporation may suffer, resulting from, arising out of, relating to, in the nature of, or caused by any breaches of Hapto’s representations and warranties contained in the Merger Agreement, or from any other breach of the Merger Agreement by Hapto, any of the Shareholders and/or any of the Option Holders, subject to the limitations and of the threshold set forth in the Merger Agreement, shall be made by Acquisition Corporation or by Ortec by giving written notice thereof to the Escrow Agent and to each of the Shareholders and Option Holders in the manner for notice provided in Section 13.6 of the Merger Agreement. Such notice shall set forth as much information about the claim(s) so asserted then known to Acquisition Corporation or Ortec as shall enable the Escrow Agent and the Shareholders and Option Holders to be apprised of the basis of such claim(s).

2.2           Time Limitation for Claims. Such written claim shall be made by Acquisition Corporation or Ortec no later than one year after the date of this Escrow Agreement, and none among Hapto, the Shareholders or the Option Holders shall have any liability to Acquisition Corporation or Ortec for any claims based on the Merger Agreement or this Escrow Agreement not asserted in writing by such date.

2.3           Escrow Agent’s Duties Upon Receipt of Claim. Upon the Escrow Agent’s receipt of a written claim made by Ortec or by Acquisition Corporation, the Escrow Agent shall send copies of such claim to each of the Shareholders and Option Holders in the manner for notice provided in Section 13.6 of the Merger Agreement.

2.4           Limitation of Damages. Any claim by Acquisition Corporation or Ortec based on Claims against Acquisition Corporation and/or against Ortec, or any other Adverse

Consequences which Ortec or Acquisition Corporation may suffer, resulting from, arising out of, relating to, in the nature of, or caused by any breaches of Hapto’s representations and warranties contained in the Merger Agreement shall, subject to the limitations and of the threshold set forth in the Merger Agreement and except as hereafter provided, be satisfied solely from the Escrowed Shares (or from the portion thereof distributed to the Shareholders and Option Holders pursuant to the provisions of this Escrow Agreement, or if such Shareholders and/or Option Holders shall have disposed of such distributed Escrowed Shares, from the Shareholder(s) and/or Option Holder(s) up to an amount equal to the value of the distributed Escrowed Shares at the time of such disposition) and neither Acquisition Corporation nor Ortec shall recover any damages on account of such claims from any of the Shareholders or Option Holders except from the Escrowed Shares, or if disposed by Shareholders and/or Option Holders after the distribution thereof to them, from such Shareholders and/or Option Holders up to an amount equal to the value of such Escrowed Shares at the time of such disposition. Provided, however, that (a) the limitation of damages that Acquisition Corporation or Ortec can recover from the Shareholders or Option Holders set forth in the immediately preceding sentence shall not apply to a claim based on fraud, based on the inaccuracy of the representations and warranties set forth in Sections 6.1, 6.4 or 7.1 of the Merger Agreement or arising from any other breach of this Escrow Agreement by Hapto, any of the Shareholders and/or any of the Option Holders and (b) nothing in this Section 2.4 shall be deemed to extend the time that any of the Escrowed Shares can continue to be held in escrow beyond the time otherwise provided in this Agreement or in the Merger Agreement.

3.1           Disposition of the Escrowed Shares. The Escrow Agent shall deliver all remaining Escrowed Shares to Ortec or to the Shareholders and Option Holders:

(a)

pursuant to joint written instructions given to the Escrow Agent by Ortec and by Raphael Hofstein. Raphael Hofstein is hereby authorized by all of the Shareholders and all of the Option Holders to give such instructions to transfer all or any portion of the Escrowed Shares to Ortec for the purpose of resolving any claim made by Acquisition Corporation or Ortec, payment of which is secured by the Escrowed Shares;

(b)	as directed by a final order of a court of competent jurisdiction; provided, that such order is not subject to further appeal or other appellate review; or

(c)

if neither Acquisition Corporation nor Ortec makes a written claim against Hapto, the Shareholders or the Option Holders within one year after the date of this Escrow Agreement, or if such a claim is made by Ortec or by Acquisition Corporation within one year but not for all the Escrowed Shares, to each Shareholder and to each Option Holder such number of the Escrowed Shares being released multiplied by a fraction, the numerator of which is the number of all the Escrowed Shares of which such Shareholder or Option Holder is or originally was the Beneficial Owner, and the denominator of which shall be 6,172,000.

3.2           Valuation of Escrowed Ortec Shares. If Acquisition Corporation’s or Ortec’s claim which is to be paid in Escrowed Shares is reduced to a dollar amount by agreement as provided in Section 3.1(a) above, or by court order as provided in Section 3.1(b) above, the number of Escrowed Shares to be delivered by the Escrow Agent to Ortec shall be the number of Escrowed Shares equal to the dollar amount of such claim payable to Ortec (pursuant to Sections 3.1(a) or 3.1 (b) above) divided by the Per Ortec Share Market Price.

3.3           Allocation of Ortec Shares. Unless otherwise directed by Raphael Hofstein or by court order, the number of Escrowed Shares of which each Shareholder and each Option Holder is the Beneficial Owner, which are to be delivered to Ortec in satisfaction of a claim asserted by Acquisition Corporation or by Ortec based on a Claim against Acquisition Corporation and/or against Ortec, or based on Adverse Consequences which Ortec or Acquisition Corporation may suffer, shall be the total number of such Escrowed Shares of which such Shareholder and Option Holder is the Beneficial Owner and then still held by the Escrow

Agent, multiplied by a fraction the numerator of which is the total number of Escrowed Shares to be delivered to Ortec in satisfaction of such claim and the denominator of which shall be the total number of Escrowed Shares then continued to be held by the Escrow Agent; provided, however, that the allocation of Escrowed Shares to satisfy amounts owing for a Claim or Adverse Consequence based on a breach of any provision in Article VII of the Merger Agreement by a particular Shareholder or Option Holder shall be against only those Escrowed Shares of which such Shareholder or Option Holder is the Beneficial Owner.

3.4           New Share Certificates. To the extent that certificates evidencing the Escrowed Shares have to be exchanged for new certificates evidencing a lesser number of Escrowed Shares, Ortec shall take all steps required to be taken by it to effect such exchange.

4.1           Duties of the Escrow Agent – Duties Limited. The Escrow Agent shall perform only the duties expressly set forth herein, and shall refer to the Merger Agreement in performing its duties hereunder. Provided, however, that the Escrow Agent will vote the Escrowed Shares as follows:

(a)	for the election of the Hapto Designee Directors as directors of Ortec; and

(b)

in favor of any other proposal recommended by Ortec’s Board of Directors unless a Shareholder or Option Holder instructs the Escrow Agent in writing to otherwise vote the Escrowed Shares of which such Shareholder or Option Holder is the Beneficial Owner, in which event the Escrow Agent shall vote such portion of the Escrowed Shares of which such Shareholder or Option Holder is the Beneficial Owner as such Shareholder or Option Holder shall direct, except that such instructions to the contrary notwithstanding the Escrow Agent will vote all Escrowed Shares to elect the Hapto Designee Directors as directors of Ortec.

4.2           Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

4.3           Good Faith – Escrow Agent. The Escrow Agent shall not be liable for any action taken by it hereunder except for the Escrow Agent's gross negligence or willful misconduct. Ortec shall indemnify the Escrow Agent and hold it harmless against any loss, liability or expense incurred without bad faith or gross negligence on its part, arising out of or in connection with this Escrow Agreement, including the costs and expenses incurred in defending any such claim of liability. The Escrow Agent may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such counsel.

4.4           Good Faith – Raphael Hofstein. Raphael Hofstein shall not be liable for any action taken by him hereunder on behalf of the Shareholders and Option Holders except for his actions or omissions constituting bad faith as determined by a court of final jurisdiction. Each Shareholder and Option Holder shall indemnify Raphael Hofstein and hold him harmless against any loss, liability or expense incurred without bad faith on his part, arising out of or in connection with the exercise of his duties under this Escrow Agreement, including without limitation, reasonable costs and expenses incurred in defending any claim. Raphael Hofstein may consult with his own counsel, and without limiting the foregoing, he shall have full and complete authorization and protection for any action taken by him in accordance with the opinion of such counsel. Any amounts to be paid to Raphael Hofstein by the Shareholders and Option Holders pursuant to the terms of this section 4.4(a) shall be paid in cash on a pro rata basis by each Shareholder and Option Holder based on the total amounts owed to Raphael Hofstein pursuant to this section 4.4 multiplied by a fraction the numerator of which is the total number of Escrowed Shares of which such Shareholder and Option Holder is the Beneficial Owner and then still held by the Escrow Agent and the denominator of which shall be the total number of Escrowed Shares then continued to be held by the Escrow Agent. Without limiting the generality of this Section 4.4, at the option of Raphael Hofstein, any amounts owed to him pursuant to this Section 4.4 may be satisfied by the transfer of the Escrowed Shares then held by the Escrow Agent which are pursuant to the terms of this Escrow Agreement and the Merger

Agreement required to be delivered to the Shareholders and/or Option Holders, based on the number of such Escrowed Shares equal to such amount payable to him pursuant to this Section 4.4 divided by the Per Ortec Share Market Price on the date of such payment.

5.1           Resignation of the Escrow Agent. The Escrow Agent may resign at any time by giving thirty (30) days' notice of such resignation to Ortec, the Shareholders and the Option Holders.. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrowed Shares as depositary. In such event, the Escrow Agent shall not take any action until Ortec and Raphael Hofstein have designated a successor Escrow Agent.

5.2           Termination. Ortec and Raphael Hofstein together may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect. In the event of such termination, Ortec and Raphael Hofstein shall, within eighty (80) days after notice from the Escrow Agent, jointly appoint a successor Escrow Agent.

5.3           Turn Over of Escrowed Shares. Upon appointment of a successor Escrow Agent, the Escrow Agent shall turn over the Escrowed Shares to such successor Escrow Agent and shall thereafter have no further obligations hereunder.

6.1           Fees and Expenses. Ortec shall pay the reasonable compensation of the Escrow Agent for the Escrow Agent’s services hereunder and all expenses, disbursements and advances (including reasonable attorney’s fees) incurred in carrying out the Escrow Agent’s duties hereunder.

7.1           Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail, overnight courier or delivery service or facsimile transmission; (b) one day after the date of delivery by Federal Express or other recognized courier service that provides a delivery receipt; or (c) three (3) days after deposit in the mails, and in each case of mailing, postage prepaid, addressed to the parties hereto at the addresses set forth for them in the Merger Agreement.

7.2           Escrow Agent Acting as Counsel. The Shareholders and Option Holders acknowledge that the Escrow Agent has acted as the counsel for Acquisition Corporation and Ortec in connection with the Merger Agreement, the transaction described therein and this Escrow Agreement and hereby consent to the Escrow Agent representing Acquisition Corporation and/or Ortec in any proceeding arising out of any dispute under the Merger Agreement, any of the transactions or agreements contemplated by the Merger Agreement, or this Escrow Agreement.

7.3           Part of the Merger Agreement. This Escrow Agreement is entered into and delivered pursuant to the Merger Agreement and is to be construed in accordance with the provisions of the Merger Agreement and the terms of the other documents referred to in the Merger Agreement.

7.4           Waivers and Amendments. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, except as expressly set forth herein, nor shall any waiver on the part of any party or any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5           Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without reference to its conflict of laws provisions.

7.6           Assignment. This Escrow Agreement shall be binding upon the successors and permitted assigns of the parties. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all other parties hereto.

7.7           Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

7.8           Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

7.9           Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10        Headings. The headings in this Escrow Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first above written.

ORTEC INTERNATIONAL, INC.	ORTN ACQUISITION CORPORATION

By:	By:
Print Name: Ron Lipstein	Print Name: Ron Lipstein
Title: Chief Executive Officer	Title: President
Date: April 11, 2006	Date: April 11, 2006

HAPTO BIOTECH, INC.	Feder Kaszovitz Isaacson Weber Skala
Bass & Rhine, LLP, as Escrow Agent

By:	By:
Print Name:	Print Name: Gabriel Kaszovitz
Title:	Title: General Partner
Date:	Date: April 11, 2006

Raphael Hofstein

H.B.L. HADASIT BIOHOLDINGS, LIMITED	LATAR-TECH HOLDINGS, LTD.

By:	By:
Raphael Hofstein	Print name:
Title:	Title:

ISRAEL TECHNOLOGY PARTNERS L.P.	MICRODENT LTD.

By:	By:
Print Name:	Print name:
Title:	Title:

DENKARIA B.V.

By:
Print Name:
Title:

Yoram Wilamowski, as Trustee	Andreas Vogler
for Baruch Marganitt

Michael Rosenbaum	Raphael Gorodetsky

Gerard Marx	Ira Weinstein

Anna Hotovely-Salomon